     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2005

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                           OSI PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                       DELAWARE                                              13-3159796
    (State or other jurisdiction of incorporation               (I.R.S. Employer Identification No.)
                    organization)

   58 SOUTH SERVICE ROAD, SUITE 110, MELVILLE, NEW YORK 11747 (631) 962-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             ROBERT L. VAN NOSTRAND
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           OSI PHARMACEUTICALS, INC.
   58 SOUTH SERVICE ROAD, SUITE 110, MELVILLE, NEW YORK 11747 (631) 962-2000 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                        COPIES OF ALL COMMUNICATIONS TO:

                        SPENCER W. FRANCK, JR., ESQUIRE
                                 SAUL EWING LLP
   1200 LIBERTY RIDGE DRIVE, SUITE 200, WAYNE, PENNSYLVANIA 19087-5055 (610)
                                    251-5082

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                  PROPOSED MAXIMUM PROPOSED MAXIMUM
TITLE OF SECURITIES  AMOUNT TO BE  OFFERING PRICE     AGGREGATE        AMOUNT OF
  TO BE REGISTERED    REGISTERED     PER SHARE      OFFERING PRICE  REGISTRATION FEE
------------------------------------------------------------------------------------
 Common Stock, par
  value $.01 per
  share.............    84,940        $47.85(1)      $4,064,379(1)     $478.38(2)
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) In accordance with Rule 457(c), the price shown is estimated solely for the purposes of calculating the registration fee, and is based on the average of the reported high and low sales prices of the common stock as reported on the Nasdaq National Market on April 20, 2005, which was $47.85.

(2) Represents the Proposed Maximum Aggregate Offering Price multiplied by $.00011770.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                                 84,940 SHARES

                                   (OSI LOGO)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE

                             ----------------------

     The stockholders named on page 14 are selling up to 84,940 shares of OSI's common stock.

     OSI's common stock is traded on the Nasdaq National Market under the symbol "OSIP". On April 20, 2005, the reported closing price of the common stock was $47.62 per share.

                             ----------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April   , 2005

                               TABLE OF CONTENTS

Risk Factors................................................    1
Recent Events...............................................   10
Use of Proceeds.............................................   10
Selling Stockholders........................................   10
Plan of Distribution........................................   12
Available Information.......................................   13
Incorporation of Certain Documents by Reference.............   13
Legal Matters...............................................   14
Experts.....................................................   14

     In this prospectus, "OSI," "our company," "we," "us," and "our" refer to OSI Pharmaceuticals, Inc. and subsidiaries. We own or have rights to use various copyrights, trademarks and trade names used in our business, including the following: Tarceva(TM) (erlotinib) and Novantrone(R)(mitoxantrone for injection concentrate).

                                  RISK FACTORS

     (Cautionary Statement under the Private Securities Litigation Reform Act of 1995, as amended)

     This prospectus contains forward-looking statements that do not convey historical information, but relate to predicted or potential future events, such as statements of our plans, strategies and intentions, or our future performance or goals for our product development programs. These statements can often be identified by the use of forward-looking terminology such as "believe," "expect," "intend," "may," "should," or "anticipate" or similar terminology. The statements involve risks and uncertainties and are based on various assumptions. Stockholders and prospective stockholders are cautioned that these statements are only projections. In addition, any forward-looking statement that we make is intended to speak only as of the date on which we made the statement. Except for our ongoing obligations to disclose material information under the federal securities laws, we will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made. The following risks and uncertainties, among others, may cause our actual results to differ materially from those described in forward-looking statements made in this report or presented elsewhere by management from time to time.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION, AND WE EXPECT TO INCUR LOSSES OVER THE NEXT FEW YEARS, WHICH MAY CAUSE THE VALUE OF OUR COMMON STOCK TO DECREASE.

     We have had net operating losses since our inception in 1983. We expect to continue to incur operating losses over the next few years as a result of our expenses for the continued research, development and commercialization of Tarceva(TM) (erlotinib) and our other clinical products. We cannot predict when our business will become profitable. We do not expect to achieve profitability for at least two years following the launch of Tarceva.

     At December 31, 2004, our accumulated deficit was $814.0 million. Our net losses for the three months ended December 31, 2004 and 2003 were $48.4 million and $40.1 million, respectively. Our net losses were $260.4 million, $181.4 million and $218.5 million for fiscal years 2004, 2003 and 2002, respectively. Our net loss for fiscal 2004 included an in-process research and development charge of $32.8 million related to the acquisition of certain assets from Probiodrug AG in July 2004 and a charge of $24.6 million related to an impairment of an intangible asset. Our net loss for fiscal 2003 included an in-process research and development charge of $31.5 million related to the acquisition of Cell Pathways, Inc. in June 2003. Our net loss for fiscal 2002 included an in-process research and development charge of $130.2 million related to the acquisition of certain assets from Gilead Sciences, Inc. in December 2001.

WE, TOGETHER WITH OUR ALLIANCE PARTNERS GENENTECH, INC. AND ROCHE, MAY NOT BE ABLE TO MARKET OR GENERATE SALES OF TARCEVA TO THE EXTENT ANTICIPATED.

     Our ability to successfully penetrate the market and generate sales of Tarceva may be limited by a number of factors, including the following:

     - Certain of our competitors in the HER1/EGFR field, namely AstraZeneca plc and Bristol-Myers Squibb Company/ImClone Systems Incorporated, have already received regulatory approvals for and have begun marketing similar products in the United States, the EU, Japan and other territories, which may result in greater physician awareness of their products as compared to Tarceva.

     - Information from our competitors or the academic community indicating that current products or new products are more effective than Tarceva could, if and when it is generated, impede our market penetration or decrease our existing market share.

     - Physicians may be reluctant to switch from existing treatment methods, including traditional chemotherapy agents, to Tarceva.

     - The price for Tarceva, which is set by Genentech in the United States after consultation with us and will be set by Roche outside of the United States, as well as pricing decisions by our competitors, may have an effect on our Tarceva-derived revenues.

     - Our Tarceva-derived revenues may diminish if third-party payors, including private health coverage insurers and health maintenance organizations, do not provide adequate coverage or reimbursement for Tarceva.

IF GOVERNMENT AGENCIES DO NOT GRANT US OR OUR COLLABORATIVE PARTNERS REQUIRED APPROVALS FOR ANY OF OUR POTENTIAL PRODUCTS IN A TIMELY MANNER OR AT ALL, WE OR OUR COLLABORATIVE PARTNERS WILL NOT BE ABLE TO DISTRIBUTE OR SELL OUR PRODUCTS CURRENTLY UNDER DEVELOPMENT.

     All of our potential products must undergo extensive regulatory approval processes in the United States and other countries. These regulatory processes, which include pre-clinical testing and clinical trials of each compound to establish safety and efficacy, can take many years and require the expenditure of substantial resources. The FDA and the other regulatory agencies in additional markets which are material to us and our collaborative partners, including the European Agency for the Evaluation of Medicinal Products, or EMEA, and the Japanese Ministry of Health, may delay or deny the approval of our potential products. Although we have been successful in gaining regulatory approval for Tarceva in the United States, and our partner Roche has gained approval in Switzerland, for the NSCLC indication, there can be no guarantee of subsequent approvals either for Tarceva in other territories (including the EU) or for other indications in the United States or for other products in the United States and other territories.

     Delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency's requirements for safety, efficacy and quality. Any such delay could have a negative effect on our business. A drug candidate cannot be marketed in the United States until it has been approved by the FDA. Once approved, drugs, as well as their manufacturers, are subject to continuing and ongoing review, and discovery of previously unknown problems with these products or the failure to adhere to manufacturing or quality control requirements may result in restrictions on their distribution, sale or use, or their withdrawal from the market. The FDA also has the authority, when approving a product, to impose significant limitations on the product in the nature of warnings, precautions and contra-indications that could negatively affect the profitability of a drug.

     Furthermore, once a drug is approved, the drug can only be marketed for the indications and claims approved by the FDA. If we fail to comply with the FDA regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained, the FDA, or the Office of the Inspector General of the U.S. Department of Health and Human Services, or state Attorneys General could bring an enforcement action against us that would inhibit our marketing capabilities as well as result in significant penalties. The ability to market and sell a drug product outside of the United States is also subject to stringent and, in some cases, equally complex regulatory processes that vary depending on the jurisdiction.

WE ARE RESPONSIBLE FOR THE SUPPLY OF TARCEVA IN THE UNITED STATES. SINCE WE HAVE NO COMMERCIAL MANUFACTURING FACILITIES, WE ARE DEPENDENT ON TWO SUPPLIERS FOR THE ACTIVE PHARMACEUTICAL INGREDIENT, OR API, FOR TARCEVA AND A SINGLE SUPPLIER FOR THE TABLETING OF TARCEVA IN THE UNITED STATES.

     We are responsible for manufacturing and supplying Tarceva in the United States under the terms of a Manufacturing and Supply Agreement entered into with Genentech in 2004. We rely on two third-party suppliers to manufacture the API, erlotinib, for Tarceva. We also currently rely on a single manufacturer to formulate the Tarceva tablets. We are presently seeking another manufacturer to serve as an alternative (i.e. back-up) provider of Tarceva tablets. If our relationships with any of these manufacturers terminate or if they are unable to meet their obligations, we will need to find other sources of supply. Such alternative sources of supply may be difficult to find on terms acceptable to us or in a timely manner, and, if found, would require FDA approval which could cause delays in the availability of erlotinib and ultimately Tarceva tablets, which, in turn, could negatively impact our Tarceva-derived revenues.

     Furthermore, the manufacturing of our products is, and will continue to be, subject to current good manufacturing practices regulations prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. If our manufacturers, including the current manufacturers of erlotinib and Tarceva tablets, do not comply with all applicable regulatory standards, they may not be permitted to manufacture Tarceva or any other product for commercial sale. If this occurs, we might not be able to identify another third-party manufacturer on terms acceptable to us or in a timely manner, or such other third-party manufacturer may not receive FDA approval in a timely manner or at all. Any of the foregoing could cause delays in the availability of our products, including erlotinib and/or Tarceva tablets, which would negatively impact our revenues. If we fail to meet our manufacturing obligations, our partner, Genentech, also has the right to take over supply of Tarceva in the United States.

IF WE DO NOT MAINTAIN OUR CO-DEVELOPMENT AND MARKETING ALLIANCE WITH GENENTECH AND ROCHE FOR TARCEVA, THE MARKETING AND SALE OF TARCEVA MAY BE COMPROMISED OR DELAYED.

     Tarceva is being developed and commercialized in an alliance under co-development and marketing agreements with Genentech and Roche. The development program is managed by us, Genentech and Roche under a global development committee. Under the alliance, Genentech leads the marketing efforts in the United States and Roche will market the drug in the rest of the world. In 2004, we signed an amendment to our collaboration agreement with Genentech to provide us with the right to co-promote Tarceva in the United States and signed a Manufacturing and Supply Agreement with Genentech that clarified our role in supplying Tarceva for the U.S. market.

     The OSI/Genentech collaboration agreement continues until the date on which neither we nor Genentech is entitled to receive a share of the operating profits or losses on any products resulting from the collaboration, that is, until the date that we and Genentech mutually agree to terminate the collaboration or until either party exercises its early termination rights as described as follows. The OSI/ Genentech collaboration agreement is subject to early termination in the event of certain customary defaults, such as material breach of the agreement and bankruptcy. Since January 8, 2003, Genentech has had the right to terminate the OSI/Genentech collaboration agreement with six months' prior written notice. The provisions of the amendment allowing us to co-promote are also subject to termination by Genentech upon a material breach of the amendment by us which remains uncured or upon a pattern of nonmaterial breaches which remain uncured.

     The OSI/Roche agreement continues until the date on which we are no longer entitled to receive a royalty on products resulting from the development of Tarceva, that is, until the date of expiration or revocation or complete rejection of the last to expire patent covering Tarceva or, in countries where there is no valid patent covering Tarceva, on the tenth anniversary of the first commercial sale of Tarceva in that country. The OSI/Roche agreement is subject to early termination in the event of certain customary defaults, such as material breach of the agreement and bankruptcy. In addition, since July 31, 2003, Roche has had the right to terminate the agreement on a country-by-country basis with six months' prior written notice. Since July 31, 2003, we also have had the right to terminate the agreement on a country-by-country basis if Roche has not launched or marketed a product in such country under certain circumstances.

     If we do not maintain a successful collaborative partnership with Genentech and Roche for the co-development and commercialization of Tarceva, we may be forced to focus our efforts internally to commercialize Tarceva on our own. This would require greater financial resources and would result in us incurring greater expenses and may cause a delay in market penetration while we continue to build our own commercial operation or seek alternative collaborative partners.

IF ANY OF OUR CURRENT OR FUTURE MARKETED PRODUCTS, INCLUDING TARCEVA OR NOVANTRONE(R) (MITOXANTRONE FOR INJECTION CONCENTRATE) WERE TO BECOME THE SUBJECT OF PROBLEMS RELATED TO THEIR EFFICACY, SAFETY, OR OTHERWISE, OR IF NEW, MORE EFFECTIVE TREATMENTS WERE TO BE INTRODUCED, OUR REVENUES FROM SUCH MARKETED PRODUCTS COULD DECREASE.

     If Tarceva or Novantrone or any of our other current or future marketed products become the subject of problems, including those related to, among others:

     - efficacy or safety concerns with the products, even if not justified;

     - unexpected side-effects;

     - regulatory proceedings subjecting the products to potential recall;

     - publicity affecting doctor prescription or patient use of the product;

     - pressure from competitive products; or

     - introduction of more effective treatments;

our revenues from such marketed products could decrease. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the recall or withdrawal of such marketed products. In the event of a recall or withdrawal of a product such as Tarceva or Novantrone, our revenues would significantly decline.

IF WE DO NOT RECEIVE ADEQUATE THIRD-PARTY REIMBURSEMENT FOR THE SALES OF OUR PRODUCTS, WE MAY NOT BE ABLE TO SELL SUCH PRODUCTS ON A PROFITABLE BASIS.

     Sales of our products will depend, in part, upon the extent to which the costs of our products will be paid by health maintenance, managed care, pharmacy benefit and similar reimbursement sources, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. Such third-party payors continue to aggressively challenge the prices charged for healthcare products and services. Additionally, federal and state governments have prioritized the containment of healthcare costs, and drug prices have been targeted in this effort. If these organizations and third-party payors do not consider our products to be cost-effective, they may not reimburse providers of our products, or the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.

THE MEDICARE PRESCRIPTION DRUG IMPROVEMENT AND MODERNIZATION ACT OF 2003 MATERIALLY CHANGES THE MEDICARE REIMBURSEMENT GUIDELINES FOR INTRAVENOUS AND ORAL ONCOLOGY PRODUCTS. SUCH CHANGES MAY NEGATIVELY IMPACT OUR REVENUES FOR NOVANTRONE.

     The Medicare Prescription Drug Improvement and Modernization Act of 2003, or MMA, will have a substantive impact on companies that produce pharmaceutical products, including chemotherapeutics, and the providers that prescribe these medications. MMA reduced the levels of Medicare reimbursement to oncologists for intravenous oncology products like Novantrone. Under MMA, Medicare benefits will be primarily provided through private entities that will attempt to negotiate price concessions from pharmaceutical manufacturers, which may increase pressure to lower prescription drug prices. MMA also includes other cost containment measures for Medicare in the event Medicare cost increases exceed a certain level, which may also impose limitations on prescription drug prices. These changes in Medicare reimbursement could have a negative impact on our revenues derived from sales of Novantrone.

IF SERONO S.A. DOES NOT FULFILL ITS OBLIGATIONS FOR MANUFACTURING AND SUPPLYING NOVANTRONE, WE MAY NOT BE ABLE TO CONTINUE THE MARKETING AND DISTRIBUTION OF THE PRODUCT WHICH COULD CAUSE OUR REVENUES TO DECREASE.

     Serono is responsible for the manufacture and supply of Novantrone. Under our agreement with Serono, we do not have the obligation nor the right to manufacture Novantrone. These obligations and rights are held solely by Serono. If Serono is delayed in or restricted from supplying the product, we would be directly affected in that any such delay or restriction would impede us from selling the product. Without the sales of Novantrone, our revenues would decrease.

ONE ASPECT OF OUR BUSINESS STRATEGY DEPENDS ON OUR ABILITY TO IDENTIFY AND ACQUIRE PRODUCT CANDIDATES AND MARKETED PRODUCTS, WHICH IF NOT MET, MAY PREVENT US FROM ACHIEVING EXPECTED FUTURE PERFORMANCE.

     As part of our business strategy, we plan to identify and acquire product candidates and approved products for markets that we can reach through our commercial operations. We may not be able to acquire rights to additional products or product candidates on acceptable terms, if at all. If we fail to obtain, develop and successfully commercialize such additional product candidates and approved products, we may not achieve expectations of our future performance.

ALTHOUGH WE HAVE POTENTIAL PRODUCTS THAT APPEAR TO BE PROMISING AT EARLY STAGES OF DEVELOPMENT AND IN CLINICAL TRIALS, NONE OF OUR POTENTIAL PRODUCTS MAY REACH THE COMMERCIAL MARKET FOR A NUMBER OF REASONS.

     Successful research and development of pharmaceutical products is high risk. Most products and development candidates fail to reach the market. Our success depends on the discovery of new drugs that we can commercialize. It is possible that our potential oncology products and diabetes and obesity products may never reach the market for a number of reasons. They may be found ineffective or may cause harmful side-effects during pre-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that certain products cannot be manufactured on a commercial scale basis and, therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. We have a number of product candidates in various stages of development and do not expect them to be commercially available for a number of years, if at all. Our candidates that are in clinical trials will still require significant research and development and regulatory approvals before we or our collaborative partners will be able to market them.

IF OUR COMPETITORS SUCCEED IN DEVELOPING PRODUCTS AND TECHNOLOGIES THAT ARE MORE EFFECTIVE THAN OUR OWN, OR IF SCIENTIFIC DEVELOPMENTS CHANGE OUR UNDERSTANDING OF THE POTENTIAL SCOPE AND UTILITY OF OUR PRODUCTS, THEN OUR PRODUCTS AND TECHNOLOGIES MAY BE RENDERED LESS COMPETITIVE.

     We face significant competition from industry participants that are pursuing similar products and technologies that we are pursuing and are developing pharmaceutical products that are competitive with our products and potential products. Some of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, products or processes becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like Tarceva may limit the drug's market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

OUR RELIANCE ON THIRD PARTIES, SUCH AS CLINICAL RESEARCH ORGANIZATIONS, OR CROS, MAY RESULT IN DELAYS IN COMPLETING, OR A FAILURE TO COMPLETE, CLINICAL TRIALS IF THEY FAIL TO PERFORM UNDER OUR AGREEMENTS WITH THEM.

     In the course of product development, we engage CROs to conduct and manage clinical studies and to assist us in guiding our products through the FDA review and approval process. For example, we collaborated with the National Cancer Institute of Canada's Clinical Trial Group based at Queens University, Ontario, in connection with our Tarceva Phase III trials. Because we have engaged and intend to continue to engage CROs to help us obtain market approval for our drug candidates, many important aspects of this process have been and will be out of our direct control. If the CROs fail to perform their obligations under our agreements with them or fail to perform clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of one or more drug candidates. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials and the market approval of drug candidates.

THE USE OF ANY OF OUR POTENTIAL PRODUCTS IN CLINICAL TRIALS AND THE SALE OF ANY APPROVED PRODUCTS EXPOSES US TO LIABILITY CLAIMS.

     The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of drug candidates and products. If any of our drug candidates in clinical trials or our marketed products harm people or allegedly harm people, we may be subject to costly and damaging product liability claims. A number of patients who participate in trials are already critically ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. While we currently maintain product liability insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims. There is also a risk that adequate insurance coverage will not be available in the future on commercially reasonable terms, if at all. The successful assertion of an uninsured product liability or other claim against us could cause us to incur significant expenses to pay such a claim, could adversely affect our product development and could cause a decline in our product revenues. Even a successfully defended product liability claim could cause us to incur significant expenses to defend such a claim, could adversely affect our product development and could cause a decline in our product revenues.

THE FAILURE TO PREVAIL IN LITIGATION OR THE COSTS OF LITIGATION COULD HARM OUR FINANCIAL PERFORMANCE AND BUSINESS OPERATIONS.

     As a public company, we are susceptible to certain types of litigation, including claims asserting violations of securities and derivative actions. In particular, we currently face a securities class action alleging violations of securities laws which are described in Part II, Item 1, "Legal Proceedings" of our Transition Report on Form 10-Q for the transition period ended December 31, 2004. Litigation is inherently unpredictable and we may incur substantial expense in defending ourselves or asserting our rights in the litigation to which we are currently subject, or in new lawsuits or claims brought against us. Litigation can be expensive to defend, regardless if a claim has merit, and the defense of such actions may divert the attention of our management that would otherwise be engaged in running our business and utilize resources that would otherwise be used for the business. While we currently maintain insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims.

IF WE OR OUR COLLABORATIVE PARTNERS ARE REQUIRED TO OBTAIN LICENSES FROM THIRD PARTIES, OUR REVENUES AND ROYALTIES ON ANY COMMERCIALIZED PRODUCTS COULD BE REDUCED.

     The development of some of our products may require the use of technology developed by third parties. The extent to which efforts by other researchers have resulted or will result in patents and the extent to which we or our collaborative partners are forced to obtain licenses from others, if available, on commercially reasonable terms is currently unknown. If we or our collaborative partners must obtain licenses from third parties, fees must be paid for such licenses, which would reduce the revenues and royalties we may receive on commercialized products.

IF WE CANNOT SUCCESSFULLY PROTECT, EXPLOIT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS WILL BE SEVERELY LIMITED.

     We hold numerous U.S. and foreign patents and have many pending applications for additional patents. We intend to continue to seek patent protection for or maintain as trade secrets all of the commercially promising product candidates that we have discovered, developed or acquired. Our success depends, in part, on our ability and our collaborative partners' ability to obtain and maintain patent protection for new product candidates, maintain trade secret protection and operate without infringing the proprietary rights of third parties. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other similar protection, other companies could offer substantially identical products for sale without incurring the sizeable discovery and development costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of products could be diminished. The process of obtaining patents can be time-consuming and expensive with no certainty of success. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. We can never be certain that we were first to develop the technology or that we were the first to file a patent application for the particular technology because most U.S. patent applications are confidential until a patent publishes or issues, and publications in the scientific or patent literature lag behind actual discoveries. If our pending patent applications are not approved for any reason or if we are unable to receive patent protection for additional proprietary technologies that we develop, the degree of future protection for our proprietary rights will remain uncertain. Furthermore, third parties may independently develop similar or alternative technologies, duplicate some or all of our technologies, design around our patented technologies or challenge our issued patents.

IF OTHER COMPANIES CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS, WE MAY BE SUBJECT TO COSTLY AND TIME-CONSUMING LITIGATION AND DELAYS IN PRODUCT INTRODUCTION.

     Our processes and potential products may conflict with patents that have been or may be granted to competitors, academic institutions or others. As the biotechnology and pharmaceutical industries expand and more patents are filed and issued, the risk increases that our product candidates may give rise to a declaration of interference by the U.S. Patent and Trademark Office, to administrative proceedings in foreign patent offices or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from testing, manufacturing or marketing our products. If any of these actions were successful, we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology that may not be available to us on acceptable terms, if at all. Any litigation, regardless of the outcome, could be extremely costly to us.

WE HAVE OUTSTANDING OPTIONS, CONVERTIBLE DEBT, CONTINGENT VALUE RIGHTS AND WARRANTS, THE EXERCISE, CONVERSION OR EXCHANGE OF WHICH COULD DILUTE STOCKHOLDER VALUE AND CAUSE OUR STOCK PRICE TO DECLINE.

     We grant stock options to our employees and other individuals as part of our overall compensation plan which, upon vesting, are exercisable for common stock. In addition, we have issued convertible debt which may be converted into common stock as well as contingent value rights which, upon the occurrence of certain events, may be exchanged for common stock. We are not able to estimate when, if ever, the stock options or convertible debt will be exercised or converted into common stock or when, if ever, shares will be issued in connection with the contingent value rights, but any such conversion or issuance would almost certainly dilute stockholder value.

     Further, if some or all of such shares are registered and sold into the public market over a short time period, the price of our stock is likely to decline, as the market may not be able to absorb those shares at the prevailing market prices.

OUR OUTSTANDING INDEBTEDNESS INCREASED SUBSTANTIALLY WITH THE ISSUANCE OF CONVERTIBLE SENIOR SUBORDINATED NOTES IN SEPTEMBER 2003, OR THE 2023 NOTES, AND WE MAY NOT BE ABLE TO MAKE THE REQUIRED PAYMENTS ON THESE NOTES WHEN DUE AND THEREFORE MAY FACE LIQUIDITY PROBLEMS.

     As a result of the issuance of our 2023 Notes, our long-term debt represented by these notes was $150 million as of December 31, 2004. Our 2023 Notes significantly increased our interest expense and related debt service costs. Interest on these notes accrues at the rate of 3.25% per annum. This amounts to interest payments of $2.4 million due and payable on the 2023 Notes semi-annually on March 8 and September 8 of each year on the outstanding amount of the notes. Total interest payments of $92.6 million are scheduled to be paid between March 8, 2005 and September 8, 2023 on the 2023 Notes.

     This long-term debt may:

     - make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; and

     - make us more vulnerable in the event of a downturn in our business.

     We currently are not generating sufficient net cash flow to satisfy the annual debt service payments on the notes. If we are unable to satisfy our debt service requirements, we will default on our 2023 Notes, and we would face liquidity problems as a result.

IF THE MARKET PRICE OF OUR COMMON STOCK, SIMILAR TO OTHER BIOTECHNOLOGY COMPANIES, REMAINS HIGHLY VOLATILE, THEN OUR STOCKHOLDERS MAY NOT BE ABLE TO SELL THEIR STOCK WHEN DESIRED OR AT DESIRABLE PRICES.

     When the stock prices of companies in the Nasdaq Biotechnology Index fall, our stock price will most likely fall as well. The stock price of biotechnology and pharmaceutical companies, including our stock price, has been volatile and may remain volatile for the foreseeable future. From October 1, 2001 through September 30, 2002, the range of our stock price was between $50.94 and $11.50, and the range of the Nasdaq Biotechnology Index was between 978.42 and 397.36. From October 1, 2002 through September 30, 2003, the range of our stock price was between $38.34 and $12.84, and the range of the Nasdaq Biotechnology Index was between 801.40 and 442.09. From October 1, 2003 through September 30, 2004, the range of our stock price was between $98.70 and $24.47, and the range of the Nasdaq Biotechnology Index was between 851.44 and 622.01. From October 1, 2004 through April 8, 2005, the range of our stock price was between $74.95 and $39.48 and the range of the Nasdaq Biotechnology Index was between 774.43 and
636.66. The following factors, among others, some of which are beyond our control, may also cause our stock price to decline:

     - sales of Tarceva;

     - fluctuations in operating results;

     - announcements of technological innovations or new therapeutic products by others;

     - negative or neutral clinical trial results;

     - developments concerning strategic alliance agreements;

     - unanticipated clinical efficacy or safety results from our competitors' products;

     - changes in government regulation, including pricing controls;

     - delays with the FDA in the approval process for clinical candidates;

     - developments in patent or other proprietary rights;

     - public concern as to the safety of our products;

     - future sales of substantial amounts of our common stock by existing stockholders; and

     - comments by securities analysts and general market conditions.

     In addition, historically, our stock price has been affected by technological, clinical and regulatory developments in the HER1/EGFR field, including developments with respect to the products of our main competitors in the field. It is possible that future developments concerning our competitors' products as well as further research and clinical results of targeted therapies in general and the HER1/EGFR field in particular could have an impact on our stock price due to Tarceva's classification as a targeted therapy in the HER1/EGFR field.

     If our stock price falls, our stockholders may not be able to sell their stock when desired or at desirable prices.

OUR GOVERNANCE DOCUMENTS AND STATE LAW PROVIDE CERTAIN ANTI-TAKEOVER MEASURES WHICH WILL DISCOURAGE A THIRD PARTY FROM SEEKING TO ACQUIRE US AND MAY IMPEDE THE ABILITY OF STOCKHOLDERS TO REMOVE AND REPLACE OUR BOARD OF DIRECTORS AND, THEREFORE, OUR MANAGEMENT.

     We have had a shareholder rights plan, commonly referred to as a "poison pill," since January 1999. The purpose of the shareholder rights plan is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to our stockholders as determined by our board of directors. Under the plan, the acquisition of 17.5% or more of our outstanding common stock by any person or group, unless approved by our board of directors, will trigger the right by our stockholders to acquire additional shares of our common stock, and, in certain cases, the stock of the potential acquiror, at a bargain purchase price, thus significantly increasing the acquisition cost to a potential acquiror. The shareholder rights plan may have the effect of dissuading a potential hostile acquiror from making an offer for our common stock at a price that represents a premium to the then current trading price. Our certificate of incorporation and by-laws contain certain additional anti-takeover protective devices. For example,

     - no stockholder action may be taken without a meeting, without prior notice and without a vote; solicitations by consent are thus prohibited;

     - special meetings of stockholders may be called only by our board of directors;

     - nominations by stockholders of candidates for election to the board of directors at our annual meeting of stockholders must be made at least 45 days prior to the date on which we first mailed our proxy materials for the prior year's annual meeting of stockholders; and

     - our board of directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares, of preferred stock. An issuance of preferred stock with dividend and liquidation rights senior to the common stock and convertible into a large number of shares of common stock could prevent a potential acquiror from gaining effective economic or voting control.

     Further, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes a 15% stockholder. In addition to discouraging a third party from acquiring control of us, the foregoing provisions could impair the ability of existing stockholders to remove and replace our management and/or our board of directors.

                                 RECENT EVENTS

     As of April 14, 2005, we exchanged 0.29685 shares of our common stock, totaling 84,940 shares, for each share of Prosidion Limited stock held by the stockholders listed below under the section entitled "Selling Stockholders." We agreed to file the registration statement, of which this prospectus is a part, which enables the selling stockholders to sell their shares. We also agreed to reimburse the selling stockholders for liability we may cause if we make any untrue statements of material fact or failing to state a material fact in this registration statement.

                                USE OF PROCEEDS

     The proceeds from the sale of the shares of common stock are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

     The table below describes the amount of common stock owned by the selling stockholders as of April 14, 2005 and the number of shares of common stock the selling stockholders are selling under this prospectus.

                                                                PERCENTAGE OF   PERCENTAGE OF
                                                      SHARES    SHARES OWNED    SHARES OWNED
                                            SHARES    OFFERED     PRIOR TO          AFTER
SELLING STOCKHOLDERS                       OWNED(1)   HEREBY     OFFERING(2)     OFFERING(2)
--------------------                       --------   -------   -------------   -------------
Arch, Jon(3).............................      237       237          *               *
Bali, Utsav(4)...........................      306       296          *               *
Bradley, Stuart(4).......................    2,103       593          *               *
Cherrington, Alan(3).....................      737       237          *               *
Christiansen, Lars(4)....................    4,452     4,452          *               *
Darker, Sinead(5)........................      296       296          *               *
Demuth, Hans-Ulrich(3)...................      237       237          *               *
Doel, Sheila(4)..........................      534       445          *               *
Fyfe, Matthew(4).........................      831       831          *               *
Gadher, Smita(4).........................      445       445          *               *
Gardner, Lisa(4).........................      296       296          *               *
Hueg, Kim(6).............................      445       445          *               *
Jeevaratnam, Revathy(4)..................      296       296          *               *
Keily, John(4)...........................      593       593          *               *
Krulle, Thomas(4)........................      593       593          *               *
Lundbeck Research USA, Inc. .............   14,842    14,842          *               *
Lundemose, Anker(7)(8)...................   13,358    13,358          *               *
Matthews, David(3).......................      237       237          *               *
Murray, John(5)..........................    3,711     2,968          *               *
O'Rahilly, Stephen(3)....................      237       237          *               *
Overton, Hilary(4).......................      831       831          *               *
Petkevich, Misha(8)......................      396       296          *               *
Procter, Martin(4).......................    1,291     1,038          *               *
Rasamison, Chrystelle(4).................      296       296          *               *
Reynet-McCormack, Christine(4)...........    1,484     1,484          *               *
Rowley, Robert(4)........................      568       445          *               *
Schofield, Karen(4)......................      296       296          *               *
Shah, Vilas(4)...........................    1,213       445          *               *
Tanabe Seiyaku Co. Ltd. .................   29,684    29,684          *               *
Thomas, Gerard(4)........................      831       831          *               *

                                                                PERCENTAGE OF   PERCENTAGE OF
                                                      SHARES    SHARES OWNED    SHARES OWNED
                                            SHARES    OFFERED     PRIOR TO          AFTER
SELLING STOCKHOLDERS                       OWNED(1)   HEREBY     OFFERING(2)     OFFERING(2)
--------------------                       --------   -------   -------------   -------------
Thomsen, Mikael(4).......................    5,936     5,936          *               *
Williams, Geoffrey(4)....................    1,109       593          *               *
Wong Kai in, Phil(4).....................      831       831          *               *

---------------

 *  Represents less than one percent.

(1) Based on information provided by the Selling Stockholders. Excludes stock options potentially held.

(2) Based on shares of common stock issued and outstanding as of April 20, 2005.

(3) Consultant to Prosidion Limited, our wholly-owned subsidiary.

(4) Employee of Prosidion.

(5) Former employee of Prosidion.

(6) Former member of the Board of Directors of Prosidion.

(7) Chief Executive Officer of Prosidion.

(8) Member of the Board of Directors of Prosidion.

                              PLAN OF DISTRIBUTION

     Any distribution hereunder of the shares by the selling stockholders may be effected from time to time in one or more of the following transactions:

     - through brokers, acting as principal or agent, in transactions (which may involve block transactions) on Nasdaq or otherwise, in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices,

     - to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time),

     - directly or through brokers or agents in private sales at negotiated prices,

     - to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder, or

     - combination of any of the foregoing or by any other legally available means.

     Also, offers to purchase shares may be solicited by agents designated by the selling stockholders from time to time. Underwriters or other agents participating in an offering made pursuant to this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act of 1933, or Securities Act, as amended, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. The selling stockholders may effect sales of shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     At the time a particular offering of any shares is made hereunder, to the extent required by law, a prospectus supplement will be distributed which will set forth the amount of shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any shares purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or filed or paid to dealers. The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers, if any. The selling stockholders also may, from time to time, authorize dealers, acting as selling stockholders' agents, to solicit offers to purchase the shares upon the terms and conditions set forth in any prospectus supplement.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers.

     We have been advised that, as of the date hereof, the selling stockholders have made no arrangements with any broker for the sale of their shares. The selling stockholders and any underwriters, brokers or dealers involved in the sale of the shares may be considered "underwriters" as that term is defined by the Securities Act although the selling stockholders disclaim such status. We have agreed to reimburse the selling stockholders against certain liabilities that may be incurred in connection with the sale of the shares under this prospectus. In addition, the selling stockholders have agreed to reimburse us against certain liabilities. We have agreed to pay certain expenses incident to the registration statement and the sale of the shares hereunder to the public, other than certain internal administrative and similar costs of the selling stockholders, legal fees and expenses of counsel for the selling stockholders and any underwriting discount and commissions, selling or placement agent or broker fees or commissions, and transfer taxes, if any, in connection with the sale of securities by the selling stockholders. We will not receive any proceeds from any sales of the shares pursuant to this prospectus. Each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, or Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

                             AVAILABLE INFORMATION

     We have filed a registration statement, of which this prospectus is a part, and related exhibits with the Securities and Exchange Commission, or SEC, pursuant to the Securities Act. The registration statement contains additional information about us and our common stock. We also filed annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy the registration statement or any other document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     The SEC also maintains a website that contains reports, proxy and information statements, and other information that we have filed electronically. The SEC's website is located at http://www.sec.gov. We maintain our own website which is located at http://www.osip.com.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we provide in documents filed with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents we have filed with the SEC:

          1. annual report on Form 10-K for the fiscal year ended September 30, 2004, filed with the SEC on December 14, 2004;

          2. current reports on Form 8-K, filed with the SEC on October 21, 2004, November 4, 2004, November 19, 2004 as amended on November 24, 2004, November 24, 2004, December 16, 2004, January 27, 2005, February 8, 2005, March 8, 2005, March 21, 2005, March 30, 2005, April 5, 2005, April 12,
     2005, April 20, 2005 and April 22, 2005;

          3. item 8.01 and exhibit 99.2 of the current report on Form 8-K filed with the SEC on February 11, 2005;

          4. transition report on Form 10-Q for the period ended December 31, 2004, filed with the SEC on February 9, 2005;

          5. proxy statement, dated February 2, 2005, for our 2005 annual meeting of stockholders, filed with the SEC on January 28, 2005; and

          6. the description of our common stock, which is registered under
     Section 12 of the Exchange Act, contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

     All documents we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (other than respective filings or portions of filings that are furnished, under applicable SEC rules, rather than filed) will be deemed incorporated by references in this prospectus and will become a part of this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert L. Van Nostrand, Vice President and Chief Financial Officer, OSI Pharmaceuticals, Inc., 58 South Service Road, Suite 110, Melville, New York 11747, (631) 962-2000. We will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.

     You should rely only on the information incorporated by reference or included in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders may only use this prospectus to sell securities if a prospectus supplement is delivered with the prospectus, to the extent one is required. The selling stockholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates set forth on the front of these documents.

                                 LEGAL MATTERS

     Saul Ewing LLP, Philadelphia, Pennsylvania, will pass upon the validity of the shares of common stock offered in this prospectus by us.

                                    EXPERTS

     The consolidated financial statements of OSI Pharmaceuticals, Inc. and its subsidiaries as of September 30, 2004 and 2003, and for each of the years in the three-year period ended September 30, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2004 consolidated financial statements reflects (i) the adoption of EITF 00-21 "Revenue Arrangements with Multiple Deliverables" in 2004; (ii) the full adoption of the provisions of Statement of Financial Accounting Standards, "SFAS", No. 142, "Goodwill and Other Intangible Assets" in 2003; and (iii) the early adoption of the provisions of SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" relating to the classification of the effect of early debt extinguishments in 2002.

     You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 84,940 SHARES

                                   (OSI LOGO)

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                APRIL    , 2005

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by OSI. Other than the SEC registration fee, the amounts stated are estimates.

SEC registration fee........................................  $   478.38
Accounting fees and expenses................................      10,000
Legal fees and expenses.....................................      25,000
                                                              ----------
  Total.....................................................  $35,478.38

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith.

     OSI's Certificate of Incorporation provides that OSI shall, to the fullest extent authorized by the General Corporation Law of Delaware, indemnify any person, or the legal representative of any person, who is or was a director, officer, employee or agent of OSI or another enterprise if said person served such enterprise at the request of OSI. The Certificate of Incorporation also provides that any amendment to the General Corporation Law of Delaware shall only be applicable to the extent any such amendment permits OSI to provide broader indemnification rights than said law permitted OSI to provide prior to such amendment. The Certificate of Incorporation further provides that in the case of an action, suit or proceeding initiated by the indemnified person, OSI shall indemnify the person only if such action, suit or proceeding was authorized by OSI's Board of Directors. The Certificate of Incorporation also contains a provision eliminating the liability of directors of OSI to OSI or its stockholders for monetary damages for breach of fiduciary duty except under certain specified circumstances. The Certificate of Incorporation also permits OSI to maintain insurance to protect itself and any director, officer, employee or agent against any liability with respect to which OSI would have the power to indemnify such persons under the General Corporation Law of Delaware. OSI maintains an insurance policy insuring its directors and officers against certain liabilities.

ITEM 16. EXHIBITS.

     The following is a list of exhibits filed as part of the Registration
Statement:

          4.1 Form of Deed of Share Exchange Relating to the Shares of Prosidion Limited pursuant to Regulation S under the Securities Act of 1933 ("Regulation S Deed"). Certain of the selling stockholders, as listed below, have executed Deeds of Share Exchange Relating to the Shares of Prosidion Limited which are substantially identical to the Regulation S Deed except as to the following material differences: the identity of the parties, the number of Prosidion shares exchanged, the number of OSI shares of common stock received, and Section 3.3(c).

                                     PROSIDION
PARTY                                 SHARES     OSI SHARES             SECTION 3.3(C)
-----                                ---------   ----------             --------------
Arch, Jon..........................      800          237     No change
Bali, Utsav........................    1,000          296     No change
Bradley, Stuart....................    2,000          593     No change
Christiansen, Lars.................   15,000        4,452     No change
Darker, Sinead.....................    1,000          296     Section 3.3(c) is as follows:
                                                              The Member agrees to not engage in
                                                              any hedging transactions with
                                                              regard to the Consideration Stock
                                                              unless in compliance with the
                                                              Securities Act.
Demuth, Hans-Ulrich................      800          237     No change
Doel, Sheila.......................    1,500          445     No change
Fyfe, Matthew......................    2,800          831     No change
Gadher,Smita.......................    1,500          445     No change
Gardner, Lisa......................    1,000          296     No change
Hueg, Kim..........................    1,500          445     No change
Jeevaratnam, Revathy...............    1,000          296     No change
Keily, John........................    2,000          593     No change
Krulle, Thomas.....................    2,000          593     No change
Lundemose, Anker...................   45,000       13,358     No change
Matthews, David....................      800          237     No change
Murray, John.......................   10,000        2,968     Section 3.3(c) is as follows:
                                                              The Member agrees to not engage in
                                                              any hedging transactions with
                                                              regard to the Consideration Stock
                                                              unless in compliance with the
                                                              Securities Act.
O'Rahilly, Stephen.................      800          237     No change
Overton, Hilary....................    2,800          831     No change
Procter, Martin....................    3,500        1,038     No change
Rasamison, Chrystelle..............    1,000          296     No change
Reynet McCormack, Christine........    5,000        1,484     No change
Rowley, Robert.....................    1,500          445     No change
Schofield, Karen...................    1,000          296     No change
Shah, Vilas........................    1,500          445     No change
Thomas, Gerard.....................    2,800          831     No change
Thomsen, Mikael....................   20,000        5,936     No change
Williams, Geoffrey.................    2,000          593     No change
Wong Kai in, Phil..................    2,800          831     No change

          4.2 Form of Deed of Share Exchange Relating to the Shares of Prosidion Limited pursuant to Regulation D under the Securities Act of 1933 ("Regulation D Deed"). Certain of the selling stockholders, as listed below, have executed Deeds of Share Exchange Relating to the Shares of Prosidion Limited which are substantially identical to the Regulation D Deed except as to the following material differences: the identity of the parties, the number of Prosidion shares exchanged, the number of OSI shares of common stock received, and certain provisions as set forth below.

                                      PROSIDION    OSI
PARTY                                  SHARES     SHARES                PROVISIONS
-----                                 ---------   ------                ----------
Cherrington, Alan...................       800       237   No differing provisions
Petkevich, Misha....................     1,000       296   No differing provisions
Tanabe Seiyaku Co. Ltd..............   100,000    29,684   Section 3.3(c) is Section 3.3(b) of
                                                           the Regulation D Deed.
                                                           Section 3.3(b) is as follows:
                                                           The Member acknowledges and agrees
                                                           that no action has been or is
                                                           intended to be taken in any
                                                           jurisdiction outside the United
                                                           States by the Parent Company that
                                                           would permit an offering of the
                                                           Consideration Stock or possession or
                                                           distribution of offering materials
                                                           in connection with the issuance of
                                                           the Consideration Stock, in any
                                                           jurisdiction outside the United
                                                           States where legal action by the
                                                           Parent Company for that purpose is
                                                           required. The Member outside the
                                                           United States will comply with all
                                                           applicable laws and regulations in
                                                           each foreign jurisdiction in which
                                                           it purchases, offers, sells or
                                                           delivers Consideration Stock or has
                                                           in its possession or distributes any
                                                           offering material, in all cases at
                                                           its own expense.
Lundbeck Research USA, Inc..........    50,000    14,842   Section 3.3(a) is as follows:
                                                           3.3(a): Member will not, directly or
                                                           indirectly, offer, sell, pledge,
                                                           transfer or otherwise dispose of or
                                                           solicit any offers to buy any of the
                                                           Consideration Stock except in
                                                           compliance with the Securities Act
                                                           and applicable state securities
                                                           laws. In furtherance thereof, the
                                                           Member will not make any disposition
                                                           of the Consideration Stock except
                                                           (i) pursuant to a registration
                                                           statement under the Securities Act
                                                           covering such proposed disposition
                                                           or exemption from the registration
                                                           requirements thereunder, (ii) upon
                                                           prior notice to the Parent Company
                                                           and, if reasonably requested by the
                                                           Parent Company, delivery to the
                                                           Parent Company of an opinion of
                                                           counsel, reasonably satisfactory to
                                                           the Parent Company, that such
                                                           disposition will not require
                                                           registration under the Securities
                                                           Act, or (iii) in compliance with
                                                           Rule 144 under the Securities Act.

                                      PROSIDION    OSI
PARTY                                  SHARES     SHARES                PROVISIONS
-----                                 ---------   ------                ----------
                                                           Section 11.1 is as follows:
                                                           11.1: Any delay by the parties in
                                                           exercising, or failure to exercise,
                                                           any right or remedy under this Deed
                                                           shall not constitute a waiver of the
                                                           right or remedy or a waiver of any
                                                           other rights or remedies and no
                                                           single or partial exercise of any
                                                           rights or remedy under this Deed or
                                                           otherwise shall prevent any further
                                                           exercise of the right or remedy or
                                                           the exercise of any other right or
                                                           remedy. No waiver shall be effective
                                                           unless in writing and signed by the
                                                           party to be charged therewith.
                                                           Section 14.1 is as follows:
                                                           14.1: This Deed shall be governed by
                                                           and construed in accordance with the
                                                           laws of the Sate of New York, USA.
                                                           Section 14.2 is as follows:
                                                           14.2: In relation to any legal
                                                           action or proceedings arising out of
                                                           or in connection with this Deed
                                                           ("Proceedings"), each of the parties
                                                           irrevocably submits to the
                                                           non-exclusive jurisdiction of the US
                                                           federal or New York state courts
                                                           within the New York counties of New
                                                           York or Nassau and waives any
                                                           objection to Proceedings in such
                                                           courts on the grounds of venue or on
                                                           the grounds that Proceedings have
                                                           been brought in an inappropriate
                                                           forum.

          5.1 Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder

          23.1 Consent of KPMG LLP

          23.2 Consent of Saul Ewing LLP (included in Exhibit 5.1)

          24.1 Power of Attorney (contained on Signature Page)

ITEM 17.  UNDERTAKINGS.

     A. Rule 415 Offering

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Filing Incorporating Subsequent Exchange Act Documents By Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Request for Acceleration of Effective Date

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on April 22, 2005.

                                          OSI PHARMACEUTICALS, INC.

                                          By:   /s/ COLIN GODDARD, PH.D.
                                            ------------------------------------
                                              Colin Goddard, Ph.D.
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Colin Goddard, Ph.D. and Robert L. Van Nostrand, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                      TITLE                        DATE
                    ---------                                      -----                        ----

               /s/ ROBERT A. INGRAM                        Chairman of the Board           April 22, 2005
 ------------------------------------------------
                 Robert A. Ingram


             /s/ COLIN GODDARD, PH.D.               Director and Chief Executive Officer   April 22, 2005
 ------------------------------------------------      (principal executive officer)
               Colin Goddard, Ph.D.


            /s/ ROBERT L. VAN NOSTRAND                Vice President, Chief Financial      April 22, 2005
 ------------------------------------------------     Officer (principal financial and
              Robert L. Van Nostrand                        accounting officer)


                /s/ MICHAEL ATIEH                                 Director                 April 22, 2005
 ------------------------------------------------
                  Michael Atieh


               /s/ G. MORGAN BROWNE                               Director                 April 22, 2005
 ------------------------------------------------
                 G. Morgan Browne


                                                                  Director                 April   , 2005
 ------------------------------------------------
              Daryl K. Granner, M.D.

                    SIGNATURE                                      TITLE                        DATE
                    ---------                                      -----                        ----


          /s/ WALTER M. LOVENBERG PH.D.                           Director                 April 22, 2005
 ------------------------------------------------
            Walter M. Lovenberg Ph.D.


                 /s/ VIREN MEHTA                                  Director                 April 22, 2005
 ------------------------------------------------
                   Viren Mehta


                                                                  Director                 April   , 2005
 ------------------------------------------------
           Herbert Pinedo, M.D., Ph.D.


           /s/ SIR MARK RICHMOND, PH.D.                           Director                 April 22, 2005
 ------------------------------------------------
             Sir Mark Richmond, Ph.D.


                                                                  Director                 April   , 2005
 ------------------------------------------------
              John P. White, Esquire

                                 EXHIBIT INDEX

EXHIBIT NO.

     4.1 Form of Deed of Share Exchange Relating to the Shares of Prosidion Limited pursuant to Regulation S under the Securities Act of 1933 ("Regulation S Deed"). Certain of the selling stockholders, as listed below, have executed Deeds of Share Exchange Relating to the Shares of Prosidion Limited which are substantially identical to the Regulation S Deed except as to the following material differences: the identity of the parties, the number of Prosidion shares exchanged, the number of OSI shares of common stock received, and Section 3.3(c).

                                     PROSIDION
PARTY                                 SHARES     OSI SHARES             SECTION 3.3(C)
-----                                ---------   ----------             --------------
Arch, Jon..........................      800          237     No change
Bali, Utsav........................    1,000          296     No change
Bradley, Stuart....................    2,000          593     No change
Christiansen, Lars.................   15,000        4,452     No change
Darker, Sinead.....................    1,000          296     Section 3.3(c) is as follows:
                                                              The Member agrees to not engage in
                                                              any hedging transactions with
                                                              regard to the Consideration Stock
                                                              unless in compliance with the
                                                              Securities Act.
Demuth, Hans-Ulrich................      800          237     No change
Doel, Sheila.......................    1,500          445     No change
Fyfe, Matthew......................    2,800          831     No change
Gadher,Smita.......................    1,500          445     No change
Gardner, Lisa......................    1,000          296     No change
Hueg, Kim..........................    1,500          445     No change
Jeevaratnam, Revathy...............    1,000          296     No change
Keily, John........................    2,000          593     No change
Krulle, Thomas.....................    2,000          593     No change
Lundemose, Anker...................   45,000       13,358     No change
Matthews, David....................      800          237     No change
Murray, John.......................   10,000        2,968     Section 3.3(c) is as follows:
                                                              The Member agrees to not engage in
                                                              any hedging transactions with
                                                              regard to the Consideration Stock
                                                              unless in compliance with the
                                                              Securities Act.
O'Rahilly, Stephen.................      800          237     No change
Overton, Hilary....................    2,800          831     No change
Procter, Martin....................    3,500        1,038     No change
Rasamison, Chrystelle..............    1,000          296     No change
Reynet McCormack, Christine........    5,000        1,484     No change
Rowley, Robert.....................    1,500          445     No change
Schofield, Karen...................    1,000          296     No change
Shah, Vilas........................    1,500          445     No change
Thomas, Gerard.....................    2,800          831     No change
Thomsen, Mikael....................   20,000        5,936     No change
Williams, Geoffrey.................    2,000          593     No change
Wong Kai in, Phil..................    2,800          831     No change

     4.2 Form of Deed of Share Exchange Relating to the Shares of Prosidion Limited pursuant to Regulation D under the Securities Act of 1933 ("Regulation D Deed"). Certain of the selling stockholders, as listed below, have executed Deeds of Share Exchange Relating to the Shares of Prosidion Limited which are substantially identical to the Regulation D Deed except as to the following material differences: the identity of the parties, the number of Prosidion shares exchanged, the number of OSI shares of common stock received, and certain provisions as set forth below.

                                      PROSIDION    OSI
PARTY                                  SHARES     SHARES                PROVISIONS
-----                                 ---------   ------                ----------
Cherrington, Alan...................       800       237   No differing provisions
Petkevich, Misha....................     1,000       296   No differing provisions
Tanabe Seiyaku Co. Ltd..............   100,000    29,684   Section 3.3(c) is Section 3.3(b) of
                                                           the Regulation D Deed.
                                                           Section 3.3(b) is as follows:
                                                           The Member acknowledges and agrees
                                                           that no action has been or is
                                                           intended to be taken in any
                                                           jurisdiction outside the United
                                                           States by the Parent Company that
                                                           would permit an offering of the
                                                           Consideration Stock or possession or
                                                           distribution of offering materials
                                                           in connection with the issuance of
                                                           the Consideration Stock, in any
                                                           jurisdiction outside the United
                                                           States where legal action by the
                                                           Parent Company for that purpose is
                                                           required. The Member outside the
                                                           United States will comply with all
                                                           applicable laws and regulations in
                                                           each foreign jurisdiction in which
                                                           it purchases, offers, sells or
                                                           delivers Consideration Stock or has
                                                           in its possession or distributes any
                                                           offering material, in all cases at
                                                           its own expense.
Lundbeck Research USA, Inc..........    50,000    14,842   Section 3.3(a) is as follows:
                                                           3.3(a): Member will not, directly or
                                                           indirectly, offer, sell, pledge,
                                                           transfer or otherwise dispose of or
                                                           solicit any offers to buy any of the
                                                           Consideration Stock except in
                                                           compliance with the Securities Act
                                                           and applicable state securities
                                                           laws. In furtherance thereof, the
                                                           Member will not make any disposition
                                                           of the Consideration Stock except
                                                           (i) pursuant to a registration
                                                           statement under the Securities Act
                                                           covering such proposed disposition
                                                           or exemption from the registration
                                                           requirements thereunder, (ii) upon
                                                           prior notice to the Parent Company
                                                           and, if reasonably requested by the
                                                           Parent Company, delivery to the
                                                           Parent Company of an opinion of
                                                           counsel, reasonably satisfactory to
                                                           the Parent Company, that such
                                                           disposition will not require
                                                           registration under the Securities
                                                           Act, or (iii) in compliance with
                                                           Rule 144 under the Securities Act.

                                      PROSIDION    OSI
PARTY                                  SHARES     SHARES                PROVISIONS
-----                                 ---------   ------                ----------
                                                           Section 11.1 is as follows:
                                                           11.1: Any delay by the parties in
                                                           exercising, or failure to exercise,
                                                           any right or remedy under this Deed
                                                           shall not constitute a waiver of the
                                                           right or remedy or a waiver of any
                                                           other rights or remedies and no
                                                           single or partial exercise of any
                                                           rights or remedy under this Deed or
                                                           otherwise shall prevent any further
                                                           exercise of the right or remedy or
                                                           the exercise of any other right or
                                                           remedy. No waiver shall be effective
                                                           unless in writing and signed by the
                                                           party to be charged therewith.
                                                           Section 14.1 is as follows:
                                                           14.1: This Deed shall be governed by
                                                           and construed in accordance with the
                                                           laws of the Sate of New York, USA.
                                                           Section 14.2 is as follows:
                                                           14.2: In relation to any legal
                                                           action or proceedings arising out of
                                                           or in connection with this Deed
                                                           ("Proceedings"), each of the parties
                                                           irrevocably submits to the
                                                           non-exclusive jurisdiction of the US
                                                           federal or New York state courts
                                                           within the New York counties of New
                                                           York or Nassau and waives any
                                                           objection to Proceedings in such
                                                           courts on the grounds of venue or on
                                                           the grounds that Proceedings have
                                                           been brought in an inappropriate
                                                           forum.

     5.1 Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder

     23.1 Consent of KPMG LLP

     23.2 Consent of Saul Ewing LLP (included in Exhibit 5.1)

     24.1 Power of Attorney (contained on Signature Page)